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                     CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our Firm under the caption "Experts" in the Registration Statement on Form F-4 and related prospectus of Newcourt Credit Group Inc. ("Newcourt") for the Offer to Exchange all $300,000,000 7.125% Notes, Series A due December 17, 2003 for $300,000,000 7.125% Exchange Notes, Series A due December 17, 2003 and to the incorporation by reference therein of our report dated February 22, 1999, with respect to the consolidated financial statements of Newcourt as at December 31, 1998 and 1997 and for the years then ended included in Newcourt's Current Report on Form 6-K and in Newcourt's Annual Report on Form 40-F, both of which have been filed with the Securities and Exchange Commission.



Toronto, Canada
May 18, 1999                                Ernst & Young LLP










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